Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                 CardioNet, Inc.

Liz Watts

Investor Relations

800-908-7103

investorrelations@cardionet.com

CardioNet, Inc. Reports Fourth Quarter, Full Year 2009 Financial Results and 2010 Outlook

CardioNet surpasses 300,000 patients served by MCOTTM technology

Conshohocken, Pa — (BUSINESS WIRE) — February 17, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the fourth quarter and full year ended December 31, 2009.

2009 Highlights

Major achievements:

•                  2009 MCOTTM patient volume increased to 113,000, a 50% increase over 2008

•                  2009 revenue increased to $141 million, a 17% increase over 2008

•                  DSO reduced by 16 days compared to the third quarter 2009

•                  Monitored over 300,000 patients nationally since inception

•                  Secured 50 new payor contracts in 2009, covering approximately 7.5 million lives for total covered lives of over 200 million

•                  $8 million of annualized cost reductions implemented in 2009

•                  Awarded 15th U.S. Patent which covers Biological Signal Management (15 additional U.S patents are pending; 19 international patents have been issued and 28 are pending)

•                  Initiated process with CMS to seek a national price

•                  Commercial reimbursement stabilized in second half of the year

•                  29 published abstracts or studies referencing CardioNet’s MCOTTM

•                  $49 million in cash and no debt as of December 31, 2009

2010 Goals

Key objectives planned for 2010:

•                  Generate approximately 30% to 40% MCOTTM patient volume growth compared to 2009

•                  Achieve additional $15 million in cost savings over the next 18 months

•                  Obtain national reimbursement from CMS and contracts with remaining large commercial payors

•                  Launch new MCOTTM platform with enhanced clinical applications and significantly lower product costs

•                  EBITDA positive in the second half of 2010

President and CEO Commentary

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, commented: “2009 was an extraordinary year for CardioNet in many ways, headlined by the major accomplishment of a 50% increase in patient volume.  This clearly demonstrates physician acceptance of CardioNet’s MCOTTM technology, which is one of the first significant commercial applications in wireless medicine.  CardioNet’s leadership in wireless mobile cardiac outpatient telemetry is underscored by a majority of physicians choosing CardioNet over competing products.  Physician and patient feedback indicates this success is due to our comprehensive reporting capabilities, excellent customer service, and demonstrated diagnostic superiority, supported by 29 published abstracts and peer reviewed papers referencing CardioNet’s MCOTTM.  CardioNet remains the only company in the industry with this level of clinical data supporting the efficacy and acceptance of our technology.  We are also the only company whose device was shown to be superior to other monitoring technologies in a published clinical trial.

“MCOTTM’s high volume growth in 2009 was contrasted by the unexpected decision by Highmark Medicare Services to cut our reimbursement by one-third.  This reduction, as well as the decline in reimbursement by some commercial payors, impacted the Company’s ability to remain profitable.  In response, CardioNet has taken affirmative steps to return to operational profitability and ensure the continued availability of MCOTTM to the physicians and patients benefiting from the technology.  These initiatives aim to improve productivity and reduce costs while also working with CMS to obtain an appropriate national reimbursement rate.  In addition, CardioNet has nearly $50 million in cash and no debt, providing us with the flexibility to pursue all appropriate means to enhance stakeholder value, including evaluating strategic alternatives.

“Turning to 2010, our focus will be on continuing to grow volume and build market share, combined with expanding our efforts to reduce expenses in order to better adjust to the difficult reimbursement climate.  These cost reductions will in no way impact the unparalleled service that we provide to physicians and patients.  We also expect to enhance our service offering with the launch of our next generation MCOTTM device in 2010.  This cutting edge technology will allow us to advance MCOTTM into other areas of monitoring and positions us to enter international markets.  In addition, the cost of our next generation device is expected to be significantly lower, and we should benefit from this beginning in 2011.

“In 2009, the business experienced unexpected volatility primarily as a result of the reduced reimbursement.  In response, we have made steady progress on every front including national reimbursement, cost reductions and volume growth.  However, until we experience a period of stability and progress on our initiatives, and therefore gain more predictability, we will not provide specific revenue and earnings guidance.  We are providing outlook on 2010 volume growth and expense reduction targets.

“To summarize, we are optimistic about the future of CardioNet.  We have responded to the unexpected reimbursement challenges of 2009 by strengthening and streamlining our operations.  CardioNet and CMS are engaged in a constructive process which could lead to national reimbursement at an appropriate rate.  We have almost $50 million in cash and no debt which will enable us to invest in our future.  With our diagnostic superiority, our advanced and increasing reporting capabilities, and exceptional service, we expect to expand our leadership in mobile cardiac outpatient telemetry.”

Fourth Quarter Financial Results

Revenues for the fourth quarter of 2009 were $33.3 million compared to $34.4 million in the fourth quarter of 2008, a decrease of $1.1 million.  For the fourth quarter 2009, the Company’s payor mix was 34% Medicare and 66% commercial.  While the increased MCOTTM patient volume drove additional revenue, it was offset by the full quarter impact of the previously announced Medicare rate reduction as well as lower commercial reimbursement.  Gross profit declined to $20.3 million in the fourth quarter of 2009, or 60.9% of revenues, compared to $23.9 million in the fourth quarter of 2008, or 69.4% of revenues.

On a GAAP basis, operating loss was $15.5 million in the fourth quarter of 2009 compared to operating income of $6.4 million in the fourth quarter of 2008. Excluding $10.1 million of expense primarily related to the forfeiture of stock options, adjusted operating loss was $5.4 million in the fourth quarter of 2009. This compares to adjusted operating income of $6.5 million in the fourth quarter of 2008, which excludes $0.1 million of expense related to the integration of PDSHeart and other restructuring efforts in the prior year period.

On a GAAP basis, net loss for the fourth quarter of 2009 was $15.9 million, or a loss of $0.67 per diluted share, compared to net income of $6.9 million, or $0.29 per diluted share, for the fourth quarter of 2008.  Adjusted net loss for the fourth quarter of 2009 was $5.8 million, or a loss of $0.24 per diluted share, excluding expenses primarily related to the forfeiture of stock options. This compares to adjusted net income of $3.7 million, or $0.16 per diluted share, for the fourth quarter of 2008, which excludes the impact of integration, restructuring and other nonrecurring charges as well as NOL utilization.

Full Year 2009 Financial Results

Revenues for the twelve months ended December 31, 2009 increased to $140.6 million compared to $120.5 million in the comparable period in the prior year.  For the full year 2009, gross profit increased to $91.9 million, or 65.4% of revenues, compared to $80.5 million, or 66.9% of revenues, in the comparable period in the prior year.

On a GAAP basis, operating loss for the full year 2009 was $20.6 million compared to operating income of $9.7 million in the prior year.  Excluding $14.6 million of expense related to integration, restructuring and other nonrecurring charges, adjusted operating loss was $6.0 million for the full year 2009.  This compares to adjusted operating income of $14.6 million for the full year 2008, which excludes $4.9 million of integration, restructuring and other nonrecurring charges.

On a GAAP basis, net loss available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was a loss of $20.5 million, or a loss of $0.86 per diluted share, for the twelve months ended December 31, 2009, compared to net income available to common shareholders of $6.6 million, or $0.29 per diluted share, for the same period last year.  The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDS Heart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Adjusted net loss for the full year 2009 was $5.9 million excluding expenses related to integration, restructuring and other nonrecurring charges, or a loss of $0.25 per diluted share.  This compares to adjusted net income of $8.7 million, or $0.39 per diluted share, for the full year 2008, which excludes the impact of integration, restructuring, other nonrecurring charges, NOL utilization and dividend accretion.

Heather Getz, CardioNet’s Chief Financial Officer, commented: “In 2009, CardioNet’s MCOTTM volume grew by 50% and total revenue grew by nearly 17% over 2008. The positive impact of volume was offset by the significant reimbursement challenges faced by the Company during the year.  The reduced reimbursement also negatively affected our gross margin percentages which are down year over year despite the fact that our cost per patient has declined compared to 2008.

“In the fourth quarter, we gained positive momentum in our cash collections resulting in a 16-day reduction in our DSO over the third quarter.  This was driven by the process improvements that we implemented in the fourth quarter of 2009.  Our cash balance increased over $6 million compared to the third quarter 2009, bolstering our already strong balance sheet which will enable us to invest for the future.

“Due to the initiatives that have already been implemented, we enter 2010 with a lower cost structure.  We recently began execution of additional measures aimed at $15 million in cost reductions over the next 18 months.  As a result of these actions, we look forward to growing our business more efficiently and cost effectively.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, February 17, 2010, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 31396761.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our efforts to address the operational issues, including cost savings initiatives, and strategic alternatives described in this press release, changes to reimbursement levels for our products and the success of our attempts to achieve a national rate from CMS, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	December 31,	December 31,
	2009	2008

Revenues	$33,297	$34,428
Cost of revenues	13,028	10,546
Gross profit	20,269	23,882
Gross profit %	60.9%	69.4%

Operating expenses:
General and administrative expense	15,081	10,775
Sales and marketing expense	9,108	5,369
Research and development expense	1,500	983
Amortization of intangibles	215	246
Integration, restructuring and other charges	9,872	105
Total operating expenses	35,776	17,478

(Loss) income from operations	(15,507)	6,404
Interest income, net	10	295

(Loss) income before income taxes	(15,497)	6,699
Provision (benefit) from income taxes	400	(227)
Net (loss) income	$(15,897)	$6,926

Earnings per Share:
Basic	$(0.67)	$0.30
Diluted	$(0.67)	$0.29

Weighted Average Shares Outstanding:
Basic	23,882	23,434
Diluted	23,882	23,994

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Twelve Months Ended
	(unaudited)
	December 31, 2009	December 31, 2008

Revenues	$140,621	$120,454
Cost of revenues	48,688	39,913
Gross profit	91,933	80,541
Gross profit %	65.4%	66.9%

Operating expenses:
General and administrative expense	58,251	39,876
Sales and marketing expense	34,656	21,111
Research and development expense	5,810	3,999
Amortization of intangibles	884	984
Integration, restructuring and other charges	12,981	4,880
Total operating expenses	112,582	70,850

(Loss) income from operations	(20,649)	9,691
Interest income, net	178	997

(Loss) income before income taxes	(20,471)	10,688
Provision for income taxes	5	1,483
Net (loss) income	$(20,476)	$9,205
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,597)
Net (loss) income available to common shareholders	$(20,476)	$6,608

Earnings per Share:
Basic	$(0.86)	$0.36
Diluted	$(0.86)	$0.29

Weighted Average Shares Outstanding:
Basic	23,771	18,349
Diluted	23,771	22,659

The following table presents detail of the stock based compensation expense that is included in each functional line item in the Condensed Statements of Operations above (000’s):

Stock based compensation expense

(In Thousands)

	Three Months Ended
	(unaudited)
	December 31, 2009	December 31, 2008
Stock based compensation expense included in:
Cost of revenues	$16	$13
Research and development expense	14	18
General and administrative expense	1,236	814
Sales and marketing expense	83	113
Integration, restructuring and other charges	9,818	—

Total stock based compensation expense	$11,167	$958

Stock based compensation expense

(In Thousands)

	Twelve Months Ended
	(unaudited)
	December 31, 2009	December 31, 2008
Stock based compensation expense included in:
Cost of revenues	$93	$37
Research and development expense	79	68
General and administrative expense	6,162	2,044
Sales and marketing expense	473	475
Integration, restructuring and other charges	9,818	768

Total stock based compensation expense	$16,625	$3,392

Summary Consolidated Balance Sheet Data

(In Thousands)

	December 31, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$49,152	$58,171
Accounts receivable, net	40,885	39,431
Working capital	75,383	84,003
Total assets	168,322	165,773
Total debt	—	72
Total shareholders’ equity	149,353	150,117

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	December 31, 2009	December 31, 2008
Operating (loss) income — GAAP	$(15,507)	$6,404

Nonrecurring charges (a)	10,136	105

Adjusted operating (loss) income	$(5,371)	$6,509

Net (loss) income available to common shareholders — GAAP	$(15,897)	$6,926

Nonrecurring charges (net of income tax of $0 and a benefit of $1,370) (a)	10,136	1,475

Adjusted net (loss) income	$(5,761)	$8,401

Impact of NOL utilization	—	(4,688)

Adjusted net (loss) income excluding NOL utilization	$(5,761)	$3,713

Earnings available to common shareholders per diluted share — GAAP	$(0.67)	$0.29

Nonrecurring charges per share (a)	0.43	0.06

Adjusted earnings per diluted share	$(0.24)	$0.35

Impact of NOL utilization	—	(0.19)

Adjusted earnings per diluted share excluding NOL utilization	$(0.24)	$0.16

(a)          In the fourth quarter of 2009, we incurred $9.9 million for the forfeiture and acceleration of certain options and $0.2 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc.  In the fourth quarter of 2008, we incurred $0.1 million of integration, restructuring and other charges.

	Twelve Months Ended
	(unaudited)
	December 31, 2009	December 31, 2008
Operating (loss) income — GAAP	$(20,649)	$9,691

Nonrecurring charges (a)	14,614	4,880

Adjusted operating (loss) income	$(6,035)	$14,571

Net (loss) income available to common shareholders — GAAP	$(20,476)	$6,608

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,597

Net (loss) income	$(20,476)	$9,205

Nonrecurring charges (net of income taxes of $0 and $677) (a)	14,614	4,203

Adjusted net (loss) income	$(5,862)	$13,408

Impact of NOL utilization	—	(4,688)

Adjusted net (loss) income excluding NOL utilization	$(5,862)	$8,720

Earnings available to common shareholders per diluted share — GAAP	$(0.86)	$0.29

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	0.11

Diluted earnings per share	$(0.86)	$0.40

Nonrecurring charges per share (a)	0.61	0.19

Adjusted earnings per diluted share	$(0.25)	$0.59

Impact of NOL utilization	—	(0.20)

Adjusted earnings per diluted share excluding NOL utilization	$(0.25)	$0.39

(a)          In the first twelve months of 2009, we incurred $9.9 million for the forfeiture and acceleration of certain options, $2.6 million related to changes in executive management, $1.1 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc., and $1.0 million of integration, restructuring and other charges.  In the first twelve months of 2008, we incurred $4.9 million of integration, restructuring and other charges.